As filed with the Securities and Exchange Commission on September 22, 2011
Registration No. 333-156551

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREAT SOUTHERN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	43-1524856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1451 E. Battlefield Springfield, Missouri 65804 (417) 887-4400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph W. Turner President and Chief Executive Officer Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, Missouri 65804 (417) 887-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:
Marianne E. Roche. Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4536 (202) 337-5502 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [__]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[__]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [__]
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [__]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [__]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT

This Registration Statement on Form S-3 registered 58,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (liquidation value $1,000 per share), a warrant for 909,091 shares of the Common Stock for $9.57 per share and the 909,091 shares of Common Stock underlying the warrant.  The 58,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and the warrant were issued by Great Southern Bancorp, Inc. (Company) to the United States Department of the Treasury (UST) in December 2008 pursuant to the Troubled Asset Relief Program Capital Purchase Program.  The securities covered by the Registration Statement also included depositary shares representing fractional interests in the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which may be resold in lieu of whole shares in the event UST requested that the Company deposit those shares with a depositary under a depositary arrangement entered into in accordance with the terms of the securities purchase agreement between the Company and UST.

On August 18, 2011, the Company repurchased from UST the 58,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A for $1,000 per share.  On September 21, 2011, the Company repurchased from UST the warrant, no portion of which had been exercised, for $6.4 million.  No shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A remain outstanding, and no such shares shall be issued again.

This post-effective amendment is being filed by the Company to deregister the 58,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, the warrant for 909,091 shares of the Common Stock for $9.57 per share, the 909,091 shares of Common Stock underlying the warrant and the depositary shares representing fractional interests in the Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Springfield, State of Missouri, on the 22nd day of September, 2011.

GREAT SOUTHERN BANCORP, INC.

By:	/s/ Joseph W. Turner
Joseph W. Turner
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Each person below in the originally filed Form S-3 appointed Rex A. Copeland, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Joseph W. Turner	/s/ Rex A. Copeland
Joseph W. Turner	Rex A. Copeland
President, Chief Executive Officer; Director (Principal Executive Officer)	Treasurer (Principal Financial and Accounting Officer)
Date: September 22, 2011	Date: September 22, 2011

/s/ William V. Turner	/s/ William E. Barclay
William V. Turner	William E. Barclay
Chairman of the Board	Director
Date: September 22, 2011	Date: September 22, 2011

/s/ Larry D. Frazier	/s/ Thomas J. Carlson
Larry D. Frazier	Thomas J. Carlson
Director	Director
Date: September 22, 2011	Date: September 22, 2011

/s/ Julie T. Brown	/s/ Earl A. Steinert, Jr.
Julie T. Brown	Earl A. Steinert, Jr.
Director	Director
Date: September 22, 2011	Date: September 22, 2011

/s/ Grant Q. Haden
Grant Q. Haden
Director
Date: September 22, 2011